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The following is the transcript of a conference call held by XM Satellite Radio Holdings Inc. to discuss its financial results for the quarter and fiscal year ended December 31, 2006:

FINAL TRANSCRIPT

Conference Call Transcript

XMSR—Q4 and Full Year 2006 XM Satellite Radio Earnings Conference Call

Event Date/Time: Feb. 26. 2007 / 10:00AM ET

CORPORATE PARTICIPANTS

Joe Titlebaum

XM Satellite Radio - General Counsel

Hugh Panero

XM Satellite Radio - CEO

Nate Davis

XM Satellite Radio - President & COO

Joe Euteneuer

XM Satellite Radio - CFO

Gary Parsons

XM Satellite Radio - Chairman

CONFERENCE CALL PARTICIPANTS

Robert Peck

Bear Stearns - Analyst

Jonathan Jacoby

Banc of America Securities - Analyst

David Bank

RBC Capital Markets - Analyst

Mark Wienkes

Goldman Sachs - Analyst

Benjamin Swinburne

Morgan Stanley - Analyst

Lucas Binder

UBS - Analyst

Eileen Furukawa

Citigroup - Analyst

Barton Crockett

JPMorgan - Analyst

PRESENTATION

Operator

Good morning. My name is Sylvia, and I will be your conference operator today. At this time I would like to welcome everyone to XM Satellite’s fourth-quarter and full-year earnings results conference call. (OPERATOR INSTRUCTIONS). Thank you. I will now turn the conference over to Mr. Joe Titlebaum, XM’s General Counsel. Sir, you may begin.

Joe Titlebaum - XM Satellite Radio - General Counsel

Good morning. This is Joe Titlebaum, General Counsel of XM Satellite Radio. Before we begin our prepared remarks, I would like to remind everyone that certain information on this call may contain forward-looking statements. Due to a number of factors, our actual results may differ materially from those projected in such forward-looking statements. Those factors include future demand for the Company’s service, the Company’s dependence on technology and third-party vendors and the potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on March 3, 2006 and the Rule 14a-12 and 8-K filings more recently made with the SEC. Copies of these filings are available online and upon request from XM Radio’s Investor Relations departments.

I will now turn the call over to Hugh Panero, CEO of XM Satellite Radio.

Hugh Panero - XM Satellite Radio - CEO

Thank you for joining us on our fourth-quarter and full-year 2006 conference call. On the call with me today are Gary Parsons, Chairman; Nate Davis, President and Chief Operating Officer; Joe Euteneuer, our Chief Financial Officer, and Joe Titlebaum, who you just heard from.

As all of you know or should know, last week the satellite radio industry took a major evolutionary step when we announced that XM would merge with SIRIUS in a $13 billion merger of equals. Under our agreement, our companies will become the nations premiere provider of audio entertainment. The combined company will be able to offer more value to consumers by creating an even greater portfolio of programming choices and technological innovation. The merger will also create a combination with the long-term financial strength to compete more effectively against the many existing and emerging competitors. We are now working to secure the necessary regulatory approvals to complete the merger, which we expect to be accomplished by the end of the year.

However, as we indicated last week, XM and SIRIUS today are continuing to operate as separate businesses, and we will do so until the merger is finished. I want to emphasize that we’re running XM as if there is no merger, and we will provide our customers with a great service today as we have in the past. No consumer will have an obsolete radio whether they signed up for service a year ago or sign up today or tomorrow.

So, with that in mind, today’s call is focused on XM and our financials for the full-year 2006 and the fourth quarter. We see four key drivers to our business.

First, in 2006 in the automotive segment, we added more net new customers through our automotive partners than at retail. XM’s automotive or OEM performance is the cornerstone of our long-term growth strategy, the big impact of which will be in 2008 and beyond. Our recent OEM contract extensions with Toyota and Honda through 2017 and 2016 respectively, which Nate will discuss later, only add to the momentum in the new car market where we have exclusive factory install relationships with carmakers that represent 60% of the car industry.

Second, our next generation satellite infrastructure is now fully operational. In October we launched XM-4 and placed it into service in December. Combined with the successful deployment of XM-3 in early 2005, XM now has a solid foundation to deliver a full complement of digital broadcast to the XM nation for at least the next 15 years.

Third, our core programming lineup is in place, and our powerful offering of commercial free music, sports, news and lifestyle content has a strong following among key emerging audience. At the same time, we continue to broaden our platform to include a wide range of data services, including traffic and weather and navigation.

Lastly and most importantly for 2006, our financial metric is headed in the right direction. We increased revenues year-over-year by two-thirds, and our marketing costs declined. XM faced a number of challenges during 2006, and while disappointed with our retail performance, we are encouraged by our progress in the OEM sector, and we will stimulate the retail market in 2007, which will remain soft over the year. Overall XM delivered solid financial results, demonstrating the fundamental strength of our business model.

On our last call, we laid out an operational plan that we’re confident that will position us to fully capitalize on our strengths. Here to give you a progress report on the plan, as well as a more comprehensive review of the fourth quarter and the year, is our President and Chief Operating Officer Nate Davis.

Nate Davis - XM Satellite Radio - President & COO

Thank you. While we are all excited about the merger, we still have a business to run and a responsibility to deliver the strongest financial results we can. My comments will focus on operations and results and will touch upon the merger only to the extent that it impacts operations in 2007.

In the fourth quarter of 2006, XM had over 1 million gross additions, which created 443,000 net additions. For the full year, XM added 3.8 million gross additions leading to nearly 1.7 million net additions. We ended the year with 7.63 million subscribers. Although we did not reach our year in subscriber targets, our numbers on subscriber growth were to a certain extent a matter of the right financial and economic choices based on past lessons learned.

In the fourth quarter of 2005, low-cost radios were expected to lead directly to strong net subscriber additions. But instead we sold many highly subsidized radios that did not turn to subscriptions because subscription commitments were not required. Well, in the fourth quarter of 2006, radios were discounted significantly only if the customer activated and the largest discounts were tied to service commitments. While those actions reduced the overall net number of radios sold, a higher percentage of our radios turned into subscribers, and in turn, the resulting economics were more favorable. And I will talk about those financials in a minute. Overall we had good subscriber growth at a reasonable cost.

XM grew total revenues 45% from $177 million in the fourth quarter of ‘05 to $257 million in the fourth quarter of ‘06. For the first time ever, XM exceeded that $1 billion revenue mark on an annualized basis. We also reduced our adjusted EBITDA loss for the quarter dramatically from $173 million in the fourth quarter of ‘05 down to only $70 million in the fourth quarter of ‘06. We’re very proud of this $100 million improvement. We generated $42 million of positive cash flow from operations in the fourth quarter, fulfilling another one of our key financial goals for 2006. We were able to meet or exceed our cash flow and adjusted EBITDA targets because we exercised discipline on fixed and on marketing costs in the fourth quarter.

Fixed expenses grew at only half the rate of revenues in the fourth quarter of ‘06 compared to fourth quarter of ‘05. Revenues grew 45%, while fixed expenses, excluding stock-based compensation, grew only 20%. Likewise, our total and our per unit marketing spend fell in the fourth quarter of ‘06 compared to fourth quarter of ‘05. And even as we launched our new [ON] advertising campaign, total marketing costs dropped 28% from $196 million in the fourth quarter of ‘05 to $142 million in the fourth quarter of ‘06. Fourth quarter of ‘05 to fourth quarter of ‘06 our subscriber acquisition cost per subscriber declined from $89 to $70. And in the same period, CPGA declined from $141 to $128.

In addition to our solid financial showing, the most significant development has been the emergence of OEM as the key growth driver for both XM and we think for the industry as a whole. XM has placed a strong emphasis on this segment, having established strategic partnerships with automotive manufacturers including GM, Honda, Toyota, Nissan, Hyundai and Porsche. These manufacturers represent 60% of the US market, and our partners include the fastest-growing automobile companies in the United States. We will continue to work alongside our new OEM partners to facilitate that factory installation rollout, and we will work with our existing OEM partners to increase the factory installed penetration and the conversion rate. Our OEM partners and subscribers can be assured that XM will support their equipment and their technology platform for years to come.

This is important, and I want to be clear. Any XM radios with a paid subscription in any car will continue to work in the XM radio network. Period.

In full-year 2006 XM added more customers through OEMs than at retail, and we expect that trend to continue and perhaps even accelerate. In the fourth quarter of ‘06, XM had 524,000 gross additions and 172,000 net additions in the OEM segment. For the full-year, XM had nearly 2.1 OEM gross additions and 884,000 net additions. Our fourth-quarter ‘06 conversion rate of 52.4% was a modest improvement over third quarter of ‘06. But we’re particularly proud that our conversion rate increased at the same time we expanded OEM penetration into a wider selection of more moderately priced vehicles, and that is a clear indication that XM has broad appeal across all vehicle segments.

Since our last call, we have announced a robust period of new alliances, initiatives and milestones. We recently announced the long-term extensions of our relationships with the Toyota Motor Sales USA and with American Honda Motor Company. These go out through 2017 and 2016 respectively.

With these new deals in mind, let me recap our partner’s current automotive production commitment. In 2007 GM will produce 1.8 million XM equipped vehicles during the calendar year. Honda will produce 650,000 XM equipped vehicles during the model year. Hyundai is moving toward factory equip 100% of its vehicles with XM by 2007 as they move into the 2008 model year. Also in 2008 Nissan has projected that it will turn out 500,000 factory installed XM vehicles. Toyota has announced that their annual factory production of XM equipped vehicles should exceed 1 million by 2010.

Now to make the most of all of these cards and the greater availability of factory equipped XM vehicles, we will work with our partners in ramping our marketing efforts to increase OEM conversion. First, we’re going to shift a greater percentage of our promotional dollars to OEM-related initiatives that match this segment’s improved performance and importance. Our promotions will leverage our marketing money in ways that involve greater and more effective integration of our brand with the brand of our OEM partners. You may have already seen some evidence of this approach, new adds that feature XM by both GM and Hyundai. We are increasing our direct marketing to OEM trial subscribers and adding new targeted promotional offers to better communicate our value proposition. For example, together with one of our OEM partners, we use a five-year history of OEM factory installations to create a predictive model that allows XM to target the customers most likely to convert into paying subscribers. Throughout this year, we expect to maintain and improve on conversion of trial subscribers.

We’re also working to ensure that our existing OEM customers have the best possible listener care experience with XM. I’m pleased to share that in an independent monthly survey by one of our OEM partners, they report that customer satisfaction with listener care has improved over 15% in just three months of focus. Now we always said these problems were fixable with focus, and our new leader of listener care has now finished putting a team in place that will continue to maintain a keen focus on listener care. These long-term OEM relationships allow us cooperate closely with our partners. We’re going to be very focused on new product offerings, new product technologies and new platforms.

For example, we’ve recently tapped into a new segment that certified a pre-owned market through new deals with Honda and Acura. And our strategic partnerships with Honda, Toyota, Nissan and GM have expanded beyond just radio service. Our exclusive XM NavTraffic real-time traffic information service will be standard on all 2007 Acura vehicles equipped with their Acura-linked satellite communications system. NavTraffic is also an option on the 2007 Infiniti G35 Sedan, the Lexus LS Sedan and every Cadillac CTS that has navigation. We are obviously pleased with our progress at OEM, and thanks to our growing relationship with these automotive partners, we are confident in our ability to increase additions from OEM. We are becoming less vulnerable to the short-term fluctuations in the retail marketplace. And, as our OEM partners ramp up their XM factory production in the latter half of 2007, our OEM subscriber count will continue to build with the biggest impact coming in 2008 and beyond.

Now I know that most of you are comfortable with the OEM sales conversion process we have talked about as it is reasonably predictable and provides us with a stable and growing customer base. However, in the premerger environment, many of you may be wondering what will we do to keep customers interested in buying XM in the retail marketplace.

Well, first, I want to ensure all customers and our retail partners that our radios and our customer’s hands to date and new radios sold tomorrow will be supported. As Hugh said, no subscriber with a radio purchased a year ago, today or tomorrow will lose service from the XM network because of this merger. In our marketing department, we will launch a retail program which will ensure our current and prospective retail customers of XM’s commitment to their long-term service.

Now before quarter of ‘06, we launched a new brand advertising campaign that helped us to successfully connect with our consumers. After being on air less than three months, one of our ads was chosen as one of the most popular ads in America and was selected as one of Ad Week’s ads of the year for 2006. We continue this popular campaign by targeting specific affinity groups. We’re using an increased mix of online advertising, search, streaming video, product placement and viral marketing, in addition to the more traditional media in order to make the campaign and the XM brand as relevant and as compelling as possible.

Of course, we began revamping our retail marketing effort in the fourth quarter in areas other than just advertising. Our programs are very focused on selling subscriptions, not just selling radios and selling those subscriptions with long-term arrangements. That is with multi-year plans or term commitments. We offered a number of bundled packages as well to see how the market would react to these plans, and those plans offer to bundle the radios at various discounts with service plans. As we move into the first quarter of 2007, we continue with our changes. Most notably, we’re marketing our connection, our emotional connection and linkages to good music. The ad campaign was all about the emotional connection of XM content, and we have continued that with an emotional connection around the Valentine’s Day promotion, a Black History month promotion, a Grammy’s promotion and, of course, the significant push around major league baseball that is just now beginning to crank up. We’re seeing modest improvement as early NPD data suggests our share is climbing back to the 44% or 45% range on radios sold, and we have not even introduced all of our programs. Stay tuned; more to come.

Finally, we have talked in the past about the need to stabilize churn. In the third quarter of 2006, we stopped the increase of churn, and in the fourth quarter, churn is slightly down to 1.79%. Clearly our operational focus in the past six months has stabilized churn. Now we do expect the loss of NASCAR programming to have a moderate unfavorable impact on churn in the first quarter of ‘07 and then for churn in the rest of the year to return to the same range throughout this year.

In conclusion, we have demonstrated significant improvement in our financials. We continue to see and expect tangible progress in this area. We met or exceeded all the financial goals that we spoke about on our last conference call. We’re positioned strongly in OEM, which we believe will be the key driver of our category growth going forward.

I should take a pause here because I met with many of you over the past six months, getting to know analysts and shareholders. And frequently you expressed concern about Toyota being at a jump ball or Toyota’s commitment, long-term commitment to XM. So I am personally very pleased that we were able to provide shareholders with certainty and clarity around our Toyota relationship. They extended it to 2017, and we are very proud of that.

And finally, we are working hard to improve overall performance at retail. We have not given up on retail as we consider it an essential channel in reaching potential subscribers. We will also continue to work on improved performance in customer care and retaining customers.

Now to provide more details on our financial picture, I would like to present our Chief Financial Officer Joe Euteneuer.

Joe Euteneuer - XM Satellite Radio - CFO

Good morning, everyone. While 2006 presented challenges from an operating perspective, from a financial perspective, we made steady positive progress. Key takeaways financially for 2006 in the fourth quarter, our run-rate totaled revenues crossed the $1 billion mark in the fourth quarter. ARPU exceeded $10 for each of the quarters in 2006. Subscription margin for the full year approached 70%. Fixed costs were predictable and stable. Pre-marketing EBITDA quadrupled in 2006 to $253 million, excluding stock-based compensation. SAC and CPGA were flat, and overall marketing costs declined for the year. Our adjusted EBITDA loss improved 60% for the full-year 2006 to under $200 million. Cash flow from operations was positive in the fourth quarter, and as we committed, on the strength of our improved credit ratings, we reshaped our balance sheet in 2006. We refinanced secured debt with unsecured debt. We also put in place $400 million of revolving credit facilities. We eliminated our Series B and C preferred stock and largely converted our 10% convertible notes.

Finally, earlier this month, we closed the sale leaseback of XM-4, whereby the Company received $288.5 million of net proceeds, of which $44 million was used to retire outstanding mortgages.

Now I would like to take a few minutes to provide a more in-depth analysis of these financial results. For more details, including definition of terms and calculations, I refer you to the financial attachments to the earnings press release.

Total revenue increased by 67% to $933 million for 2006 from $558 million in 2005. Subscription revenue for the year increased by 64% to $826 million from $503 million last year. The two key components of our growth in subscription revenue are growth in subscribers and ARPU. XM ended the year with 7.6 million subscribers. We added approximately 1.7 million subscribers during 2006, a growth rate of 29%. This result was achieved by adding more than 3.8 million gross new subscribers. Nate has already discussed at length our fourth-quarter performance with regard to subscriber growth, churn and conversion rate; therefore, I won’t repeat the details of what he has already covered.

Regarding subscribers, as we mentioned on our third-quarter call, please note that XM will no longer release subscriber information ahead of our earnings call. Instead we will disclose subscriber numbers on our scheduled earnings calls when we will be able to give a more complete picture of the Company’s performance.

However, other than timing, our subscriber disclosures will continue to provide the full transparency you have indicated is so helpful with both gross and net additions separated between OEM and retail and with promotional subscribers separately broken out.

Besides subscriber growth, the second component of revenue growth is subscription ARPU, which for the full-year 2006 was $10.09, up $0.58 or 6% compared to 2005. Our $6.99 family plan subscribers have grown to 22.5% of our subscriber base compared to 19% at the end of last year. This growth in family plan subscribers who sign up for more than one subscription demonstrates the attractive nature of our service. However, it does result in a reduction of our ARPU as a result of the lower monthly rate.

In addition to family plan subs, subscribers acquired under our mail-in rebate marketing campaigns and subscription-based promotions are accounted for as a reduction to revenue and thereby reduce ARPU rather than increasing SAC. The higher subscription ARPU during the year helped drive the increase in subscription margin, which was approximately 69% versus 66% in 2005. The fourth-quarter subscription margin seasonally declined to 67% relative to the third quarter. This seasonal decline is consistent with prior years. In 2007 we will increase investment in our customer service function, which could have an impact on subscription margin. However, we still expect subscription margin in the high 60s.

Fixed cost for the full year of 2006, excluding stock-based compensation, were $366 million compared to $276 million in 2005. As we have discussed on prior calls, this increase is the result of the full-year impact of content put in place or renewed in 2005 such as Major League Baseball, Fox News and others. Other than the small planned stair step increase in the fourth quarter related to the full quarter of costs associated with Oprah Channel, fixed cost in 2006 were flat quarter to quarter. Holding fixed costs flat on a quarter to quarter basis in 2006 took significant cost discipline and demonstrates the real leverage available in the business model.

Flat costs are not a realistic long-term objective, however. Continued cost discipline and moderate fixed cost growth that is significantly lower than revenue growth is our objective.

Our continuing growth in premarketing EBITDA is an early key indicator of our ability to generate positive cash and self-sustainability. This financial performance is driven by our ability to grow revenue while leveraging our fixed cost base. Pre-marketing EBITDA is a measure which is calculated by adding back total marketing, excluding retention and support to adjusted EBITDA as defined in the financial attachments to the earnings press release. Our premarketing EBITDA in 2006 increased an impressive 311% to $253 million compared to the $62 million last year. The overall increase in premarketing EBITDA was achieved as a result of our subscriber growth and increasing subscription ARPU and associated margin improvement while holding fixed costs stable. Premarketing EBITDA covered 60% of total marketing costs in 2006 versus 13% in 2005. XM SAC for 2006 was $64 — unchanged from 2005. Fourth-quarter SAC declined $19 to $70 compared to the $89 in the same quarter last year. Historically we have demonstrated discipline as the management team in reducing SAC from as high as $116 in 2002 to its current level in the $60 range. Responsible growth is a cornerstone of XM’s philosophy, and it will continue to guide our efforts in 2007 and beyond.

To make the analysis of SAC easier starting in the first quarter of 2007, you will be able to calculate SAC directly from the face of the financial statement. The fully loaded cost to capture a new customer or CPGA was basically flat for the full-year 2006 at $108 compared to $109 in 2005. For the fourth quarter of 2006, CPGA was $128 compared to $141 in the fourth quarter of 2005. This improvement is a result of a 21% reduction in discretionary, advertising and marketing expense and the previously noted decrease in SAC. Our SAC and CPGA performance, along with the premarketing EBITDA previously discussed, produced a $238 million or 59% improvement in our 2006 adjusted EBITDA lost. 2006 adjusted EBITDA was $166 million compared to a loss of $404 million in 2005. This improvement in adjusted EBITDA means that we took nearly $0.63 of every one dollar of growth in revenue to the bottom line. This further demonstrates leverage in the business model.

XM’s reported net loss did not reflect the positive momentum we had in 2006. Excluding non-cash charges related to balance sheet restructuring and non-cash impairments of investment, XM’s net loss would have been $628 million in 2005 compared to $470 million in 2006, representing $167 million or 26% improvement. In the fourth quarter, we booked a $58 million non-cash impairment charge of our Canadian satellite radio investment. This 50% reduction in carrying value of the investment is a result of other than temporary declines in the stock price of CSR.

In addition, in the fourth quarter, we incurred non-cash deleveraging charges of $34 million related to the conversion of $67 million of the 10% senior secured discount convertible notes in late October, early November, of which $12 million came through interest expense. This conversion of our 10% notes was completed on comparable terms to the previous conversions of the 10% note and gave us full borrowing capacity on our recently obtained $250 million revolving credit facility. There’s only $33 million remaining outstanding on the 10% notes, which we would like to convert this year if it can be done on favorable terms.

The result of the work done to improve the Company’s balance sheet provides us with an improved credit profile, a largely unsecured capital structure, reduced interest expense, extended maturities and an enhanced liquidity through the $400 million and revolving credit facilities. Earlier this month the Company entered into a sale leaseback of the transponders on the XM-4 satellite, whereby the Company received $288.5 million of net proceeds, of which $44 million was used to retire outstanding mortgages. Total liquidity as of December 31 was $618 million, consisting of $218 million of cash and full revolver availability of $400 million. On a pro forma basis, including the proceeds from the satellite sale leaseback, our total liquidity is $862 million as of December 31, 2006.

In the fourth quarter, we generated $42 million in positive cash flow from operations. A good deal of that positive cash flow comes from subscriber prepayments. Annual and multiyear prepayment plan subscriptions represented 44% of XM subscribers compared to 42% one year ago. Important to our generation of positive cash flow from operations and free cash flow, the average prepayment period for new subscribers remains at nine months. Cash flow from investing activities in the fourth quarter reflects capital expenditures of $107 million, primarily related to the payment for the successful launch of XM-4. Capital expenditures for our operating fleet of XM-3 and XM-4 have been paid, and our ongoing satellite capital expenditures will be for the completion and ultimate launch should we so decide of our spare satellite XM-5, which is currently under construction.

Now let’s talk about 2007 guidance. We will grow subscribers to between 9 million to 9.2 million with higher seasonal growth in the latter part of the year. Subscription revenue should be in the $1 billion range. 2007’s adjusted EBITDA loss and CPGA will not improve on a year-over-year basis and will be flat to marginally higher due to merger-related costs and effects, the need to continue to stimulate the retail marketplace in light of the pending merger and the impact of OEM factory installed volume ramp up before subscribers come on as paying subs.

While we see improved cash flow from operations in 2007, the timing and interrelationship of the factors we just described means full-year positive cash flow from operations will likely move into 2008. By the time of our next earnings call, we should have a better understanding of merger-related costs and be able to come back to you with refined adjusted EBITDA guidance. There can be no assurance on how the merger transaction, the regulatory approval process and other related matters will affect this guidance and other aspects of our business operations. However, we are committed to minimizing the impact of the merger on our operations. Hugh?

Hugh Panero - XM Satellite Radio - CEO

Thanks, Joe, and thanks, Nate. Our messages today are straightforward as we continue to grow XM. Our 2006 operating financials were solid. Our management team is in place addressing all the major issues. The OEM market for XM is moving towards a higher growth phase. The retail marketplace remains soft, and we are attacking it with improved messaging, focusing on our strengths in programming. XM’s balance sheet and liquidity were strongly enhanced in 2006, and our available funds significantly increased with the XM-4 satellite sale leaseback this month. We’re going to manage our business independently and appropriately in light of the year-long merger process, and we look forward to closing our merger with SIRIUS later this year. Should that prove impossible, we are well-positioned to be a strong and enduring leader in the audio entertainment marketplace.

Now we will take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Robert Peck, Bear Stearns.

Robert Peck - Bear Stearns - Analyst

Just a couple of quick questions here. First of all, Hugh, I think on the last conference call or the one before you gave some longer-term guidance out to 2010. Could you talk about whether that high-teen subscriber guidance still holds, and will you possibly attach any revenue or free cash flow targets there as your competitor has done?

Hugh Panero - XM Satellite Radio - CEO

Well, the high-teens still stands, and right now we are not prepared to give any long-term revenue guidance in that area.

Robert Peck - Bear Stearns - Analyst

And there was some news that came out last week about the FCC having to rehash any potential finds coming from repeater violations. Could you talk a little bit about the magnitude of what those finds could be and how we should gauge that in your liquidity?

Nate Davis - XM Satellite Radio - President & COO

This is Nate Davis speaking. We are in conversations with the FCC about that right now, and as you can imagine, we do want to conjecture what they might want to come up with in terms of fines in terms of dollars. We think the numbers will be reasonable. We’re really focused on trying to get past this, so I cannot really give you a number to be honest with you. We don’t know the number.

Hugh Panero - XM Satellite Radio - CEO

And this is a voluntary process where we went to the FCC and told them what the issues were with our repeaters, and we are just working with them and hoping to come up with a solution to it that will work both for us and for the FCC and for our consumers.

Robert Peck - Bear Stearns - Analyst

One last question and I will let everybody go. Can you tell us what percent of your subscribers are actually in rural areas or underserved areas, and with that do you have any idea of what percentage of your subscribers are also SIRIUS radio subscribers?

Gary Parsons - XM Satellite Radio - Chairman

I don’t actually know, and I guess could not even know what number of subscribers are actually subscribers to both services, but I think the issue of rural is not so much an issue. Our subscriber base is pretty uniform across all areas of the country, and in fact, we have looked at it very various times whether Northeast, Southwest, urban, rural, it is pretty well spread just with the population.

Operator

Jonathan Jacoby, Banc of America Securities.

Jonathan Jacoby - Banc of America Securities - Analyst

A few questions here. Firstly, on the OEM conversion rate, just if you can give us a little color. If I remember correctly, with the third-quarter level of 52% and something to do with some software glitch, but it sounds like 52% is probably the right sort of base rate going forward. I just want to make sure I understand that.

My second question is, what is your Plan B? I mean if you could give us a little more detail. Let’s say this merger does not get through and does not get all the necessary approvals; obviously you are baking in a lot of expenses or it seems like some expenses at least in terms of merger costs going forward. What will be the strategy, and at what point would you sort of lean toward that strategy if you get a sense that you cannot get the deal done?

Hugh Panero - XM Satellite Radio - CEO

Well, first of all, on the Plan B is that we’re working to close this deal, and we are confident it is going to get through. Clearly we’re well-positioned, and we would not be here describing a “Plan B.” It is Plan A right now, and I think, as we said with all the variables and the things we have done in 2006, if by some chance it were not to go through, we are well positioned to move forward effectively. Nate?

Nate Davis - XM Satellite Radio - President & COO

I will only add a couple of things to what Hugh said, number one in this Plan B item, our plan whether or not the merger happens, we’ve got a keen focus on driving all the operational results. So, from our perspective, if the merger did happen or merger didn’t happen, I have got to keep the business focused on driving things. You asked about conversion rates. Yes, conversion rate dipped down from about the 54.5%, (inaudible) down to about 52, and it has slightly come back a couple of 1/10’s percentage points. We would think it would continue to rise, but only rise in the less than half a percentage point per quarter kind of range. We don’t know the exact number. It depends upon how customers react. But I think it would not be right to think of conversion rate as staying exactly where it is, not would it be right to think it is going to jump a percent a quarter. We think it is going to be somewhere in between those two numbers I just gave you.

Jonathan Jacoby - Banc of America Securities - Analyst

Then lastly, as a follow-up, just in retail share, what happened in the fourth quarter? From our check, it seems like there was still poor distribution efforts at some of the retailers. Maybe you can give us a little bit more color on how you plan on correcting that in 2007?

Nate Davis - XM Satellite Radio - President & COO

First of all, we can debate a long time the things that happened. I don’t think it had much to do with merchandising or distribution. I think we were actually pretty good in that area.

There’s a number of issues we’re facing. I still think we had not introduced any new product into the fourth quarter. We have one new product that has now come out in the SkyFi3. I think it’s going to excite the market. We have got a couple of other products to come out later this year. But when you did not have much new product and we were coming off a very quiet quarter in the third quarter in terms of advertising, we had not really stimulated the market. And then, on top of that, as I mentioned earlier in my call, we really did not drop down heavily on prices on radios. We did not subsidize heavily. And the combination of those three things caused us not to grow as much. Maybe we were too conservative, but we erred on the side of making sure that our financials were very strong, and I am proud of that. But we can always second-guess the Monday quarterback as to where we should have (multiple speakers)

Joe Euteneuer - XM Satellite Radio - CFO

Jonathan, I also just want to make a point obviously there. Because something we have said I don’t know how many quarters in a row, it’s not so much a share component, it is a view of what is the right economic return for the amount that we invest in each new subscriber? So there clearly has been across the entire area or category, if you will, some softening of overall demand, and most of our marketing ideas are, in fact, to stimulate the demand overall for this service but to do so at price points that make a reasonable return on each one of those. So, as we have always said, we really want to get the right trajectory going forward for how many customers we add on what economic profile and not focus on exactly what the splits are.

Nate Davis - XM Satellite Radio - President & COO

And then in closing, I would just say the bottom line is that on a growth basis, SIRIUS performed well in the marketplace in the fourth quarter, and we are going to respond to that as we move into this year and just run the company independently and basically continue to build subscribers in an economic way.

Operator

David Bank, RBC Capital Markets.

David Bank - RBC Capital Markets - Analyst

A couple of questions. First, I apologize if I missed it, but did you actually specify what retail share was during the fourth quarter on the growth side? I have two other questions. The second is, I understand that you have got a lot of balls in the air here with the merger costs and stimulating retail demand, but could you give us some color in terms of how you think the EBITDA loss would have progressed? Obviously we’re looking to see that loss narrow operationally from year-to-year on the core business. Can you give us a little bit more color there?

And the last question is, I thought you had said previously that for some of the newer OEM models while they were going to be counted for gross ads in CPGA, you would not be accounting for them in terms of adds for OEMs in promotional periods because they were not actually — they are being 100% subsidized for you. Were there any of those in the fourth quarter, and can you give us an idea of magnitude of what those numbers will be for the first quarter?

Nate Davis - XM Satellite Radio - President & COO

Let me speak first to the retail market share in the fourth quarter. The answer is, we would only be able to know that from NPD data studies radio sold but not on subscriptions because we don’t know what periods the subscription for the fourth quarter of ‘07 are yet on the retail level. We know it overall, but retail level. So I cannot really tell you. Gary, maybe you know.

Gary Parsons - XM Satellite Radio - Chairman

No. (multiple speakers). It purely has to wait for all of the numbers to be out. Other questions, though, on the elements particularly mentioned on the OEMs, the new car manufacturer OEMs, and clearly there were — we were beginning to get a rollout and some of the costs being incurred from some of the new rollouts. And yes, you are right. We are not showing those as subscribers yet because they are not going through a paid for promotional period. So that is why particularly as you roll out even further during the year, you are going to get some cost impacts from the OEM costs being incurred for those and yet a delay before you actually see the subscriber on that.

David Bank - RBC Capital Markets - Analyst

Did you have any in the fourth quarter?

Nate Davis - XM Satellite Radio - President & COO

Yes. (multiple speakers). But they were minimal. Candidly, there was the numbers of OEM subscribers from those OEMs were relatively immaterial in the fourth quarter of ‘07.

David Bank - RBC Capital Markets - Analyst

Will they be immaterial in the first quarter, or are they likely to be more material?

Nate Davis - XM Satellite Radio - President & COO

They start to ramp throughout the year. I think we should see an impact on those primarily in the third quarter of the year. The first two quarters of the year they will ramp, but I think the numbers in terms of size to make a difference in our subaccount is really a third-quarter issue.

Joe Euteneuer - XM Satellite Radio - CFO

If it is a back-end loaded thing.

David Bank - RBC Capital Markets - Analyst

Okay. And on the EBITDA?

Joe Euteneuer - XM Satellite Radio - CFO

On your EBITDA I think what you do in looking at your model, I think you have just heard of some of the cost impacts associated with the rollout of the new OEMs and stuff. So if you divide it out and take a look at the ramp of premarketing EBITDA, so when you look at that great subscription margin we have had, the discipline we have had in fixed costs, you start seeing how premarketing EBITDA starts really to ramp up. And then if you can adjust it then for this changeover in cost, you will see that EBITDA still has a potential for great improvement.

Operator

Mark Wienkes, Goldman Sachs.

Mark Wienkes - Goldman Sachs - Analyst

I appreciate the expanded detail around the revamped marketing approach. You noted, and this is kind of on David’s questions just from a second ago, the higher marketing spend for supporting retail markets specifically is going to help keep adjusted EBITDA flattish in ‘07. I guess with subscription revenue expected to be up $200 million year-over-year, I guess what percent of that is expected to be consumed by the higher marketing versus the other costs?

And then second, how should we think about programming costs in ‘07 with NASCAR out of the picture?

Gary Parsons - XM Satellite Radio - Chairman

Well, I think we have generally indicated that the programming costs will not be — our fixed costs overall will not see major jumps up. You will remember that NASCAR going away as a cost was not a heavy cost on a yearly basis to us. So we don’t save that much from the elimination of that particular one. But I think we are pretty moderate relative to the growth that we are going to see on a programming type of a basis during this year.

Nate Davis - XM Satellite Radio - President & COO

I think I have mentioned before and on previous calls that we may add content or delete content on the basis of something in the $5 million, $10 million range, but outside that range, you should see basically programming costs will be flat across the year.

Mark Wienkes - Goldman Sachs - Analyst

Okay. Do you have an adjusted EBITDA target excluding merger costs?

Joe Euteneuer - XM Satellite Radio - CFO

We have not put one out there.

Hugh Panero - XM Satellite Radio - CEO

I think we will probably try to give a little bit better insight overall into the adjusted EBITDA targets once we get a better view for what some of the merger-related costs might be.

Operator

Benjamin Swinburne, Morgan Stanley.

Benjamin Swinburne - Morgan Stanley - Analyst

A couple of questions. First, Nate, could you talk about the advertising spending in the quarter and then how you think about your budget for ‘07? My understanding is that the ad numbers is almost entirely discretionary, but correct me if I’m wrong. I’m talking about the actual advertising, $52 million in the quarter down about 20% from last year. Your retail gross ads were down I think 30, 40% year-over-year. So when you look at that balance, was there maybe too much ratcheting back of the ad spend? Are you comfortable with how the advertising and the customer numbers came in for the quarter? And then for ‘07, I know CPGA is going to be sort of flat to up. On that discretionary line, though, do you expect to sort of spend more money in ‘07 than ‘06 on a dollar basis? And then maybe you can give a little more color along those lines as well.

Nate Davis - XM Satellite Radio - President & COO

Well, first of all, I think in there there was a question, were we satisfied with the number of subscribers we got for the advertising we did? The answer is clearly no. We would love to have gotten more subscribers as Hugh said. Our target was higher, our guidance was higher and we did not deliver the subs that we wanted to deliver. The advertising is discretionary, but the numbers you quoted included by the way production of ads not just on-air time, so all things are included in that number.

How do I think about ad spending? Clearly we spent more in the fourth quarter than we do in the other quarters because we are preparing for the holiday season. And there is more buying around Father’s Day and more buying around Black Friday and Christmastime, so there’s more advertising around that time. We had a breakthrough and get some share of voice there. So how we think about it would be the same this year with one exception, and that is we will probably spend less advertising dollars on the retail market and more advertising dollars in co-op programs with our OEM partners because that is such a higher portion of our ads — our gross ads this year.

So when you look at our ads dollars on total, you may see flat year-to-year this year. But when you look at the mix, it is going to be much more weighted toward OEM than it has been in previous years because we know we have got to get conversion rate up.

You asked I think also about CPGA and how it is impacted by this. The reason we say the CPGA should be relatively flat year-to-year or maybe even slightly up is because we are going to have to spend a little bit to try to make sure we’re doing better in the retail market. But again, a large portion of the spend that we have is going to be focused on driving conversion rate up and remembering that we have more OEM partners, just raw numbers of cars being produced and numbers of partners. So we have got to spend more money with those partners, convincing customers to convert to XM service. And that means some money in the year when the subscribers come on late in the year, but we have to go through spending money to convince them to come on earlier in the year. And that also is part of what causes CPGA not to go down in 2006.

Benjamin Swinburne - Morgan Stanley - Analyst

I see. And just to clarify — that is very helpful — you’re saying ad spend in total dollars will be likely flat ‘07 versus ‘06 not per gross ad?

Nate Davis - XM Satellite Radio - President & COO

Correct. Correct.

Benjamin Swinburne - Morgan Stanley - Analyst

Great. And then if I could just ask one follow-up, Joe, you held us out on this premarketing number. I know you cannot talk about the merger cost assumption in there, but maybe an idea of where premarketing margins might come in ex merger costs in ‘07?

Joe Euteneuer - XM Satellite Radio - CFO

I think that’s just a backward way of getting us to the same answers. (multiple speakers). I think you’ve got to let me get through the next couple of weeks to just sort of get our arms around everything that’s going to happen in regards to the merger. But I think you can trend off of sort of where we have been going with our subscription margin and sort of the base of fixed cost we had to sort of give yourself a feel.

Benjamin Swinburne - Morgan Stanley - Analyst

I thought I would take a shot.

Joe Euteneuer - XM Satellite Radio - CFO

Yes, I know. It was a good one, though.

Operator

Lucas Binder, UBS.

Lucas Binder - UBS - Analyst

So a couple of quick questions. Nate, you had mentioned the efforts to really stem churn. You have stabilized it in the past six months. You expect it to go up in the first quarter. Can you give us an update on how the new customer service facility is coming along and where you see the ability to actually continue to see it actually decline or start to see churn decline from where you are right now?

Nate Davis - XM Satellite Radio - President & COO

Well, there are a number of things that we are focused on in customer service. So some of them we may have talked about on the last call, but primarily we put a team in place that is with each customer service center now. So this is something we should have done long ago, but we only got it done in the last three months. There is somebody at every customer service center. When we roll out a program, there is somebody training the folks in each center. Number two, we are moving more calls from offshore to onshore. And when we do that, it’s not just because of the language barrier; it is also because complicated programs such as the NO or NavTraffic need to be in centers where people have a greater understanding of the service.

So that is another thing we have done to try to make sure that the customer service is stronger, and many of these things, by the way, do not just impact customer service, they also impact churn. We have got some programs going in place that allow us to put multiple accounts on — have a multiple account use. So if a customer has a family plan, has a regular plan and by the way has a brother or sister or a son or daughter that happens to be living in the household, we are going to try to make sure all of those plans are linked as well. So multiple accounts showing up the same way. Those things help us with making sure when customers call in with billing issues, they handle better. I can go on and on. I’m not sure exactly where you want me to go. I have just given you three examples of things that we’re doing inside the care centers to make sure that our care centers are better prepared to handle the kinds of calls that customers have.

In general, I would say where we were before was the off-site folks, demeaning offshore folks, really were not as in tune with this technology has now when we have more calls onshore.

Lucas Binder - UBS - Analyst

Okay. Great. Then just the other follow-up would be on the OEM side of things. Have you moved forward with any plans to try and increase the length of time that somebody is getting a promotional service for? You mentioned partnering with the OEMs to more effectively target customers who are more likely to actually purchase service. (multiple speakers) — six months, 12 months, etc. included?

Nate Davis - XM Satellite Radio - President & COO

Actually slightly the opposite. What we’re trying to do is elongate the timeframe that customer when they first get XM are signed up, but not as a promotional service; more as a paid service. So instead of three months of promotional service, what I would rather do is have — you sign up for one-year plan. And the way we do that, of course, is to try to get the car manufacturer to include that subscription somehow in the car. Whether it is financed or it is included in the price of the car or it is included as an option, we’re getting more and more OEM partners, whether it’s a leasing program or a card that is purchased, to include the one-year subscription or maybe even two-year subscription of XM into the car. Now again, that does the same thing you are talking about, but does not do it as a promotional program. Does it more as a paid subscription.

Lucas Binder - UBS - Analyst

Right exactly.

Nate Davis - XM Satellite Radio - President & COO

And yes, we are working (multiple speakers) — I’m sorry?

Lucas Binder - UBS - Analyst

You are working towards trying to get those to start up?

Nate Davis - XM Satellite Radio - President & COO

Absolutely. I wish I could announce more of them today. Actually, if you look for the GM promotion in the north central part of the United States, the OEM advertising that we’re doing with them includes a one-year subscription included, and we are doing that with some other partners as well yet to be announced, but you will see more of that throughout the year.

Operator

Eileen Furukawa, Citigroup.

Eileen Furukawa - Citigroup - Analyst

I have a few. A follow-up to be FCC repeater question. If you had to turn off the repeaters temporarily, would you offer any type of refund to current subscribers? Do you think that this issue complicates your merger process in any way?

Also regarding, can you give us an update on the RIAA negotiation? Do you think the RIAA is going to be for or against the merger, and if against do you think they will actually lobby against approval and then one other question after?

Hugh Panero - XM Satellite Radio - CEO

Okay. You have some pretty long ones there. First off, on the FCC repeater issue there, I would not go into any speculation about what we would do or rebates or other elements like that. Understand neither the Company nor any regulator wants to do things that hurt consumers or consumers listening experiences or other things like that. So I don’t believe that is the likely — certainly it’s not in the Company’s benefit, and it’s not in the consumer benefit nor the government benefit to do so. It is also important to remember on the repeater issue that, in fact, while there clearly were mistakes or administrative problems on that, the actual repeater network itself is not causing harm or interference into any other party, and in fact, the network, which was built was actually less powerful and much smaller than the network that was authorized by the FCC. So that element is I think understood in the process as well too.

So regardless to how that ends up working out, I don’t think you’re likely to see requirements of things that would hurt consumer experiences significantly.

Hugh Panero - XM Satellite Radio - CEO

On the RIAA issue is that we would hope that they would be supportive of the merger. Clearly having a strong satellite radio industry is important to create competition in the digital audio kind of marketplace. We are right now — radio does not pay. It pays very little in terms of digital performance rights to the labels, none, in fact, in some cases. We continue to have active conversations with them, and we would hope to bring those to closure, and they are important partners of ours, and we want them to be important partners of ours and good partners going forward.

Eileen Furukawa - Citigroup - Analyst

And then one last question. You talked about on the merger call about doing potential a la carte pricing after the merger. If say the merger did not go through, is a la carte pricing something that you would still consider and look into?

Gary Parsons - XM Satellite Radio - Chairman

Well, I think we are always looking for options and combinations that will drive adoption of the service and make the consumer want to try to sample the service. Because once they sample it, they tend to like it and continue forward. The important element to understand in this entire process is the issue, the primary issue for this entire industry is getting the 95% or something of people who do not currently subscribe to become subscribers. And so the more ways that we can find attracted packages and combinations to foster the sampling of the service and finding out about it, that is where the future of the industry is is growing that customer base, not battling one another for the accounts that each other has.

Hugh Panero - XM Satellite Radio - CEO

I think we have time for one more question.

Operator

Barton Crockett, JPMorgan.

Barton Crockett - JPMorgan - Analyst

I wanted to ask a couple of things related to the merger. The first is, since you have announced the merger plan, can you give us a sense of the feedback you have gotten from regulators and privately and publicly whether in any way it has been anything different than what you would have expected? Anything that increases or maybe diminishes your expectation for approval? So that is number one.

And then number two, you guys have talked about when you do the merger that you would have kind of a best of breed content approach. I was just wondering if you could elaborate a little bit more on what the contractual restrictions may or may not be on offering some of the most notable content to each other subs? In other words, could XM subs get NFL? Could SIRIUS subs get baseball without you guys having to pay a lot more? Ditto with Howard Stern, Oprah, Martha?

Hugh Panero - XM Satellite Radio - CEO

I will deal with the second one first, and then Gary will deal with the other issue. With regards to programming, listen our goal is to create a platform that offers more choice to consumers and putting together conceptually a best-in-class programming lineup that could be available on the platform or on both platforms is where we want to go. We will evaluate all of the programming issues associated with that, that that conceptually is where we want to go. I think the SIRIUS people have voiced the same desire during this process, and we are in complete agreement with them, and we will work through that process as time goes on. I mean the merger is seven days old, and we will be evaluating many things in addition to that, and that is one of the things on the list. I think, Gary, would you like to address the others?

Gary Parsons - XM Satellite Radio - Chairman

Yes, relative to the overall regulatory approval process, as you go through this situation, you’re going to get reactions to even the potential of this from the press, Congress, DOJ, FCC, and frankly at this point in time, I think most are understanding and I think you have seen a lot of press and a lot of editorials that have clearly understood that in the decades since these licenses were awarded, a whole lot has changed in the audio entertainment marketplace. So I think there is a general resonance across the board that that is in fact a fact that has occurred, but then that is going to actually have to be processed through antitrust review to get put numbers beside that and understand and see the complete thing. You’re going to have congressional hearings on this front, so Congress has already indicated that it wants to take a look. It is open and receptive to hear the story and understand to what extent satellite radio competes with terrestrial radio and HD and media flow and iPods and everything else. So that will be the process that you go through.

But I think for the largest point all of the regulatory bodies, as well as Congress and other oversight bodies, want to know more information. To an extent, the devil is in the details. What is the issue? It is clearly both an antitrust but also a public interest. And if it’s going to be assessed on the public interest, then the second part of your question that you ask is a very important part of that.

What does the consumer actually see or have an opportunity to obtain as far as programming and content on what attractive prices, and it would, in fact, a combined company be a stronger, better competitor in the plethora of opportunities and alternatives that are out there. So, at this point in time, obviously it’s a wait and see and an investigation from all of those bodies, and I think we are confident that we’re going to be able to put a case forward that shows it is clearly in the public interest, and it is clearly an increase in competition.

Barton Crockett - JPMorgan - Analyst

Okay. If I could just follow-up on the programming side, I understand you will kind of be sorting out a lot of this, but you guys obviously know what the terms are for your baseball contract and your Oprah contract. Can you tell me is it your understanding that you could provide baseball and Oprah to SIRIUS subscribers in the merged company without having to pay meaningfully more to those? Can you even go that far?

Hugh Panero - XM Satellite Radio - CEO

Listen, as I said, we are evaluating all of our contracts. We have been talking to all of our partners. They have all been very receptive to the merger discussions. They are also evaluating it, and when we know more, we will get back to you. But our goal is to provide more choice, and I think many of these programmers would actually like the opportunity to be available on a much larger platform. In some cases, that would result in higher ad revenues. You know, many of these deals have an advertising revenue split associated with them, and this will be a dialogue and a discussion that is going to go on.

Joe Titlebaum - XM Satellite Radio - General Counsel

Thank you, operator. That concludes our call. Thank you very much.

Operator

Ladies and gentlemen, this concludes today’s XM Satellite’s fourth-quarter and full-year earnings release conference call.

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This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

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This communication is being made in respect of the proposed business combination involving Sirius and XM. In connection with the proposed transaction, Sirius plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of Sirius and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Sirius and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Sirius and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations.

Sirius, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sirius’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 13, 2006, and its proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 21, 2006, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2005, which was filed with the SEC on March 3, 2006 and its proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on April 25, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.